The Target Portfolio Trust
For the annual period ended 10/31/11
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small Cap
Value Portfolio

1.   Name of Issuer:  Vanguard Health Systems, Inc.

2.   Date of Purchase:  June 22, 2011

3.   Number of Securities Purchased:  19,000

4.   Dollar Amount of Purchase:  $342,000

5.   Price Per Unit:  $18.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Barclays Bank PLC

7. Other Members of the Underwriting Syndicate: Merrill Lynch, Pierce, Fenner & Smith Inc, Barclays Capital Inc, Citigroup Global Markets Inc, Deutsche Bank Securities, Inc, JP Morgan Securities LLC, Lazard Capital Markets
LLC, Wells Fargo Securities LLC, RBC Capital Markets, LLC, Avondale Partners, LLC, Robert W. Baird & Co Inc.,
Morgan Keegan & Co, CRT Capital Group LLC, Gleacher & Company Securities, Inc, Leerink Swann LLC,
Ticonderoga Securities LLC